Toni Perazzo
Chief Financial Officer
(650) 340-1888
FOR IMMEDIATE RELEASE

AEROCENTURY CORP. REPORTS PROFITABLE FIRST QUARTER 2015

(BURLINGAME, CA), April 21, 2015 — AeroCentury Corp. (NYSE MKT: ACY), an independent aircraft leasing company, today reported its unaudited operating results for the first quarter ended March 31, 2015.

In the first quarter of 2015, net income was $0.8 million, or $0.48 per diluted share, compared to net income of $0.4 million, or $0.23 per diluted share, for the first quarter of 2014.

“We are pleased to report another profitable quarter, in which net income is approximately 50% higher over fourth quarter 2014 and 100% higher than first quarter 2014,” said Neal D. Crispin, President and Chief Executive Officer.  “These earnings improvements are a direct result of our strategy to sell older aircraft and focus on acquisition of larger, mid-life regional jets and new generation turboprops.”

“Since the beginning of 2015, we have extended the leases for four of our aircraft, which contributed to our 90% average utilization rate this quarter, compared to 81% during first quarter 2014,” Crispin continued.  “In addition, the average age of the Company’s leasing portfolio at quarter-end is about 13 years, compared to 16 years at the end of the first quarter of 2014.  The average remaining lease term for aircraft leases in place on March 31, 2015 is approximately 5 years, a 67% increase over approximately 3 years from a year ago.”

“As part of our continued efforts to refresh the portfolio, during the first quarter we sold another of our oldest aircraft for a gain of approximately $500,000 and an aircraft that was returned under the lease terms was sold under a finance lease, generating a gain of approximately $1.4 million,” said Toni M. Perazzo, Chief Financial Officer.

Total revenues were $8.6 million for the first quarter ended March 31, 2015, compared to total revenues of $8.0 million for the same period a year ago.

Operating lease revenues increased 10% in the first quarter of 2015 compared to the same period a year ago primarily because of operating lease revenue from aircraft purchased during 2014.  The effect of these increases was partially offset by the effect of assets that were on lease in the 2014 period but off lease in the 2015 period and asset sales during 2014.

Total expenses were approximately the same in the first quarter of 2015 as compared to the same period in 2014.

Depreciation increased 25% in the first quarter of 2015 compared to the same period a year ago, primarily as a result of asset purchases in 2014.  Interest expense increased 44% in the 2015 period, primarily as a result of increased amortization of debt issuance costs.

Maintenance costs on the Company's off lease aircraft decreased 41% in the first quarter of 2015 period compared to the same period of 2014, as a result of lower expense to prepare aircraft for re-lease.

AeroCentury is an aircraft operating lessor and finance company specializing in leasing regional aircraft and engines utilizing triple net leases.  Currently, the Company’s portfolio consists of thirty-eight aircraft and five engines, covering ten different aircraft types.  The Company's current customer base comprises thirteen airlines operating worldwide.

This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including the Company’s statements regarding its strategy to sell older aircraft and focus on acquisition of larger, mid-life regional jets and new generation turboprops.  All statements, other than statements of historical fact, included herein are "forward-looking statements.”  Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect.  Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the availability of appropriate aircraft for acquisition and financing therefor; the risks of reduced demand for leased aircraft of the types in the Company’s portfolio; the inability of the Company to lease certain of its aircraft; or the business failure of one or more of the Company’s lessees; as well as those discussed in the Company's reports that are filed with the Securities and Exchange Commission.  You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Other than as required by law, the Company does not assume a duty to update any forward-looking statement.

(see tables following)

AeroCentury Corp.
Selected Financial Information
 (in thousands, except share and per share data)
(Unaudited)

	For the Three Months Ended March 31,
	2015	2014
Revenues and other income:
Operating lease revenue	$6,438	$5,851
Net gain on disposal of assets	1,862	392
Maintenance reserves revenue (1)	327	1,676
Other income	-	84
	8,627	8,003
Expenses:
Depreciation	2,328	1,866
Interest	1,878	1,307
Management fees	1,433	1,327
Maintenance costs	1,382	2,344
Professional fees and other	454	635
	7,475	7,479
Income before income tax provision	1,152	524
Income tax provision	400	154
Net income	$752	$370
Earnings per share:
Basic	$0.49	$0.24
Diluted	$0.48	$0.23
Weighted average shares used in earnings per share computations:
Basic	1,543,257	1,543,257
Diluted	1,552,765	1,583,064

Summary Balance Sheet (Unaudited):	March 31, 2015 (2)	December 31, 2014 (2)	March 31, 2014 (2)
Total assets	$195,355	$197,671	$191,478
Total liabilities	$159,762	$162,830	$144,973
Stockholders’ equity	$35,593	$34,841	$46,505

(1)	Maintenance reserves revenue is dependent upon the amount of reserves retained upon lease terminations.
 (2)  Reflects early adoption and retrospective application of Accounting Standards Update No. 2015-03, "Interest: Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs."